EXHIBIT 99.2
Vanguard Health Systems, Inc.
Supplementary Financial Information

Adjusted EBITDA Margin Presentation of Most Directly Comparable GAAP Financial Measure (Net Income/Loss Margin) and Reconciliation of Adjusted EBITDA to Net Income/Loss Margin

	(unaudited) Quarter ended September 30,

(in millions)	2004 (combined basis)	2005

Adjusted EBITDA	$52.0	$65.5
Total revenues	493.7	647.7

Adjusted EBITDA Margin	10.5%	10.1%

Adjusted EBITDA	$52.0	$65.5
Interest, net	(11.9)	(26.4)
Income tax benefit (expense)	50.9	(5.5)
Depreciation and amortization	(19.1)	(24.5)
Minority interests	0.5	(0.7)
Equity method income	0.2	0.6
Stock compensation	(96.7)	(0.3)
Debt extinguishment costs	(62.2)	‑
Merger expenses	(23.1)	‑
Loss on sale of assets	(0.6)	(0.1)
Monitoring fees	(0.1)	(1.3)

Net income (loss)	$(110.1)	$7.3
Total revenues	$493.7	$647.7

Net Income (Loss) Margin	(22.3)%	1.1%